Exhibit 21
Manor Care, Inc.
Subsidiaries of the Company
Manor Care, Inc. is a Delaware corporation. The following list sets forth the principal subsidiaries of the Company and the place of their incorporation. All of these subsidiaries are directly or indirectly wholly owned by the Company.
1.	ManorCare Health Services, Inc., a Delaware corporation — includes 40 active omitted subsidiaries operating in the United States and providing health care services.

2.	Four Seasons Nursing Centers, Inc., a Delaware corporation.

3.	Health Care and Retirement Corporation of America, an Ohio corporation — includes 17 active omitted subsidiaries operating in the United States and providing health care services.

4.	Heartland Rehabilitation Services, Inc., an Ohio corporation — includes 14 active omitted subsidiaries operating in the United States and providing health care services.

5.	HCR Home Health Care and Hospice, Inc., an Ohio corporation — includes three active omitted subsidiaries operating in the United States and providing health care services.

6.	In Home Health, Inc., a Minnesota corporation.

7.	MileStone Healthcare, Inc., a Delaware corporation — includes one active omitted subsidiary operating in the United States and providing health care services.

8.	MNR Finance Corp., a Delaware corporation.